EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE
Employee and Eagle Financial Services, Inc. have reached the following Agreement. In this Agreement, “Employee” refers to James W. McCarty, Jr. “Bank” refers to Eagle Financial Services, Inc. and its wholly owned subsidiary, Bank of Clarke County. The “Parties” refers collectively to Employee and the Bank.
1.Separation and Payments under this Agreement.
Employee has resigned his employment with the Bank and the Bank has accepted his resignation, effective September 27, 2019. Subject to his rights to elect continuation of group health insurance pursuant to COBRA, all employee benefits will cease as of September 30, 2019.
In consideration of Employee’s acceptance of this Agreement, the Bank will pay Employee a lump sum of ONE HUNDRED AND FIFTY THOUSAND DOLLARS ($150,000.00) within fourteen (14) days of Employee delivering an executed copy of this Agreement to the Bank. Employee understands the Bank will deduct from the foregoing gross sum all federal, state and local withholding taxes and other payroll deductions the Bank is required by law to make from wage payments to employees. Assuming that he timely elects group health insurance benefits pursuant to COBRA, the Bank will reimburse the premium at its current contribution rate, for group health benefits through October 31, 2019. The Bank further agrees to allow Employee to keep the cell phone and I-Pad that he has been using and it will allow Employee to register the phone number for the phone in Employees name. Employee understands that the amount payable hereunder is all that Employee is entitled to receive from the Bank except for any vested benefits, if any, to which Employee may be entitled under the Bank’s ERISA employee benefit plans.
In further consideration for Employee’s acceptance of this Agreement, the Bank agrees to waive (i) the prohibition set forth in Section 11(i) of the December 31, 2008 employment agreement between the Employee and the Bank (“Employment Agreement”) against engaging in a Competitive Business as defined under the Employment Agreement; and ii) the prohibition set forth in Section 10b(i) of each restricted stock agreement between the Employee and the Bank against serving as an employee or consultant to an employer that is in competition with the Bank.
2.    No Obligation to Make Payment under Employee’s Employment Agreement.
Employee agrees that the payment described in Paragraph 1 above is more than the Bank is required to pay under the Employment Agreement and that he would not receive the payment or the release from the prohibition set forth in Section 11(i) of the Employment Agreement against engaging in a Competitive Business without executing this Agreement.

3.    Complete Release.
Employee agrees to release and does release Eagle Financial Services, Inc., including all of its subsidiaries, affiliates or related entities, and their directors, officers, agents, employees, representatives and assigns, past and present, including but not limited to Bank of Clarke County (the “Releasees”) from all claims or demands Employee may have based on any facts arising through the date of execution of this Agreement, to the maximum extent permitted by law. This includes a release of any rights or claims Employee may have under Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, which prohibits race discrimination; the Americans With Disabilities Act, which prohibits discrimination against otherwise qualified disabled individuals; the Family and Medical Leave Act, which prohibits retaliation for taking certain leave, or any other federal, state or local laws or regulations prohibiting employment discrimination. This also includes a release by Employee of any claims for wrongful discharge and breach of contract, and fraud, defamation and other torts. This release covers both claims that Employee knows about and those he may not know about.
Employee further waives any right he might have to claim or receive damages as a result of any claims that he or anyone acting on his behalf might file against the Bank relating to any claims he is releasing in this agreement. Employee specifically waives any right to become, and promises not to become, a member of any class in any lawsuit in which claims against the Bank may be asserted based on any act or circumstance released by this Agreement. Employee agrees that he will opt out of any such class action.
This release does not include a release of Employee’s right, if any, to payments from the Bank’s retirement plans and the right to continuation of coverage in the Bank’s group health insurance plans as provided under COBRA. Employee does not release his right, if any, as a former officer of the Bank to indemnification in accordance with Virginia law or applicable governing documents of the Bank (such documents to include by-laws or other pre-existing contracts or agreements under which Employee may assert a right to indemnification). Moreover, Employee does not release his rights to enforce the terms of this Agreement.
Accept where prohibited by law or public policy, Employee shall not be entitled to any relief, recovery, or money in connection with any action brought against the Releasees, regardless of who filed or initiated any such complaint, charge, or proceeding. Nothing in the Agreement prohibits Employee from reporting possible violations of federal or state law or regulation to any governmental agency or entity such as, for example, the Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower or other provisions of federal or state law or regulation. Employee does not need the prior authorization of the Bank to make any such reports or disclosures and Employee is not required to notify the Bank that he has made such reports or disclosures and is not required to forfeit any resulting whistleblower award, if applicable.

It is agreed that this is a general release and it is to be broadly construed as a release of all claims; provided that notwithstanding the foregoing, this Agreement expressly does not include a release of any claims that cannot be released hereunder by law or under applicable public policy. Employee hereby acknowledges that he has received from the Bank all wages and compensation which Employee is owed by the Bank or to which Employee is entitled by law as of September 27, 2019. Employee further acknowledges that he reported any and all workplace injuries that Employee has incurred or suffered to date and that he has not been unlawfully retaliated against for any actions related to the Bank that he may have taken.
4.    No Future Lawsuits.
Employee promises never to file a lawsuit asserting any claims that are released in Paragraph 3 of this Agreement.
5.    Non-Admission of Liability.
This Agreement shall not be construed to be an admission of liability or an admission that the Bank has done anything wrong.
6.    Confidentiality and Return of Property.
Subject to the exceptions set forth in Paragraph 3 of this Agreement, and except as required by law or public policy, or as authorized by the Bank, Employee shall not use or divulge, publish or disclose to any person or organization, information obtained by Employee during his employment, which he knows or has reason to believe constitutes Confidential Information. To the extent it contemplates obligations after the termination of his employment, Employee remains subject to the confidentiality obligations Section 10 of his Employment Agreement.
Employee agrees that, as of the date he signs this Agreement, with the exception of the cell phone and I-Pad referenced in Paragraph 2, he has returned to the Bank and will not keep in his possession, recreate, copy, or deliver to anyone else all property and documents utilized in association with his employment with the Bank including, but not limited to, all keys, key fobs, files, corporate credit cards, cell phones or computers as well as all user names and passwords to software and electronic equipment belonging to the Bank. Employee specifically acknowledges that he has deleted or erased any business-related information or communications contained on the cell phone and I-pad. Personal contacts are excluded from business-related information.
The obligation imposed by this paragraph and Section 10 of the Employment Agreement shall not apply to information that becomes part of the public domain by means other than by Employee’s failure to comply with any obligations of confidentiality. Employee further agrees to delete all confidential and/or proprietary information belonging to Employer from any other personal communication devices in his possession or control.

Pursuant to the Trade Secrets Act of 2016, Employee understands that: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state or local government official, either directly or indirectly, or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
7.    Statements Regarding the Bank and/or Employment.
Except as discussed in Paragraph 3, Employee agrees that he will not make any derogatory statement with regard to the performance, character, or reputation of the Bank or its personnel, or assert that any employee has acted improperly or unlawfully with respect to his employment. Employee further agrees that he will neither offer nor provide voluntary assistance to any individual or entity having a claim against the Bank or its former or current employees or owners, either through the furnishing of information, documentation or testimony, except in response to legal or administrative process.
8.    Consequences of Employee Violation of Promises in Paragraph 4.
If Employee breaks his promise in Paragraph 4 of this Agreement and files a lawsuit based on legal claims that he has released, Employee will pay for all costs incurred by the Releasees, in defending against Employee’s claim.
9.    Encouragement to Consult with Attorney.
Employee is encouraged to consult with an attorney before signing this Agreement. Employee understands that whether or not to do so is his decision.
10.    Severability.
The Parties intend the covenants contained in the paragraphs of this Agreement to be completely severable and independent, and any invalidity or unenforceability of any one or more of such covenants will not render invalid or unenforceable any one or more of the other covenants.

11.     Entire Agreement.
This is the entire Agreement between Employee and the Bank except for the surviving provisions of the Employment Agreement, specifically including Sections 10 and 11(ii) and (iii) of the Employment Agreement, which the Employee agrees will continue to be binding on him unless otherwise provided herein. The Bank has made no promises to Employee other than those in this Agreement.
12.    Successorship.
It is the intention of the Parties that the provisions hereof are binding upon the Parties, their employees, affiliates agents, heirs, and successors and assigns forever.
13.    Construction.
This Agreement is the product of mutual negotiations between the Parties and may not be construed in case of ambiguity against either party as the drafter.
14.    Governing Law.
Except where preempted by federal law, this Agreement shall be governed by the laws of the Commonwealth of Virginia.
15.     Execution of Counterparts.
The Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.

EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

By: ___________________________________
James W. McCarty, Jr.

Dated: _________________________________

Eagle Financial Services, Inc.

By: ___________________________________

Print Name: ____________________________
Its ____________________________________

Dated: _________________________________